As filed with the Securities and Exchange Commission on February 13, 2008
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SHORETEL, INC.
(Exact name of the Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0443568 (I.R.S. Employer Identification No.)
960 Stewart Drive
Sunnyvale, California 94085
(Address of principal executive offices, including zip code)
2007 Equity Incentive Plan
2007 Employee Stock Purchase Plan
(Full titles of the plans)
John W. Combs
Chairman, President and Chief Executive Officer
ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, California 94085
(408) 331-3300
(Name, address and telephone number,
including area code, of agent for service)
Copy to:
Dennis DeBroeck, Esq.
Jeffrey R. Vetter, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California St.
Mountain View, California 94041
(650) 988-8500
(Counsel to the Registrant)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☑ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be	to be	Offering Price	Aggregate Offering	Registration Fee
Registered	Registered(1)	Per Share	Price
Common Stock, $0.001 par value	2,136,449 (2)	$5.00 (4)	$10,682,245.00 (4)	$419.81
Common Stock, $0.001 par value	427,289 (3)	$4.50 (4)	$1,922,800.50 (4)	$75.57
Total	2,563,738			$495.38

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents shares reserved on February 6, 2008 for issuance for awards that may be granted under the 2007 Equity Incentive Plan. Shares issuable upon exercise of the options granted under the 2007 Equity Incentive Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 3, 2007 (Registration No. 333-144338).

(3)	Represents shares reserved on February 6, 2008 for issuance upon the exercise of purchase rights that may be granted under the 2007 Employee Stock Purchase Plan. Shares issuable upon exercise of the options granted under the 2007 Employee Stock Purchase Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 3, 2008 (Registration No. 333-144338).

(4)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and based on $5.00, the average of the high and low sales price reported on the NASDAQ Global Market on February 8, 2008. In the case of the 2007 Employee Stock Purchase Plan, this amount is multiplied by 90%, which amount is the percentage of the price per share applicable to purchases under the 2007 Employee Stock Purchase Plan.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E
SIGNATURES
POWER OF ATTORNEY
Exhibit 5.01
EXHIBIT 23.02

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
     This registration statement on Form S-8 registers an aggregate of 2,563,738 additional shares of common stock reserved on February 6, 2008, for issuance for awards granted under the Registrant’s 2007 Equity Incentive Plan and for issuance under the Registrant’s 2007 Employee Stock Purchase Plan, pursuant to the terms of each such plan. This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on July 3, 2007 (Registration No. 333-144338).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant, ShoreTel, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 13th day of February 2008.

SHORETEL, INC.
By:	/s/ Michael E. Healy
Michael E. Healy
Chief Financial Officer

POWER OF ATTORNEY
     KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John W. Combs and Michael E. Healy, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John W. Combs John W. Combs	Chairman, Chief Executive Officer, President and a Director (Principal Executive Officer)	February 13, 2008
/s/ Michael E. Healy Michael E. Healy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 13, 2008
/s/ Edwin J. Basart Edwin J. Basart	Director	February 13, 2008
/s/ Mark F. Bregman Mark F. Bregman	Director	February 13, 2008
/s/ Gary J. Daichendt Gary J. Daichendt	Director	February 13, 2008
Kenneth D. Denman	Director
/s/ Charles D. Kissner Charles D. Kissner	Director	February 13, 2008
/s/ Thomas van Overbeek Thomas van Overbeek	Director	February 13, 2008
/s/ Edward F. Thompson Edward F. Thompson	Director	February 13, 2008

Exhibit Index

		Incorporated By Reference
				Filing	Exhibit	Filed
Exhibit No.	Exhibit	Form	File No.	Date	No.	Herewith

4.01	Third Restated Certificate of Incorporation of the Registrant	10-K	001-33506	9-27-07	3.1

4.02	Second Amended and Restated Bylaws of the Registrant	10-K	001-33506	9-27-07	3.2

4.03	Form of Registrant’s Common Stock certificate	S-1/A	333-140630	6-25-07	4.1

4.04	Registrant’s 2007 Equity Incentive Plan.	S-1	333-140630	2-12-07	10.3

4.05	Registrant’s 2007 Employee Stock Purchase Plan.	S-1	333-140630	2-12-07	10.4

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (See Signature page).					X